                                                             EXHIBIT (a)(3)(iii)

                NOT FOR DISTRIBUTION TO STOCKHOLDERS OR OTHERS
          FOR USE ONLY BY ELIGIBLE INSTITUTIONS AND BY THE DEPOSITARY

                             QUESTIONS AND ANSWERS
                            REGARDING THE OFFER BY

                  ALLIANCE WORLD DOLLAR GOVERNMENT FUND, INC.

         TO PURCHASE FOR CASH 1,297,906 OF ITS ISSUED AND OUTSTANDING
                      SHARES AT NET ASSET VALUE PER SHARE

TO BROKERS, DEALERS, COMMERCIAL BANKS,
 TRUST COMPANIES AND OTHER NOMINEES
 AND TO THE DEPOSITARY:

  The following is a set of questions your clients might ask and possible answers you might give in response concerning the Offer by Alliance World Dollar Government Fund, Inc. (the "Fund") to purchase 1,297,906 of its issued and outstanding shares of common stock, par value $0.01 per share, for cash at a price equal to their net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange on January 8, 1998, the date the offer expires (or, if the Offer is extended, on the new expiration date), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 10, 1997 and the related Letter of Transmittal (which together constitute the "Offer"). THESE QUESTIONS AND ANSWERS ARE INTENDED ONLY FOR INTERNAL USE BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES AND BY THE DEPOSITARY, AND ARE NOT TO BE TRANSMITTED TO OTHERS. Also, these questions and answers are not intended as a substitute for a thorough reading and understanding of the terms and conditions of the Offer. To the extent, if any, that these questions and answers may differ from the terms and conditions of the Offer, the terms and conditions of the Offer will prevail.

  Any question you have with respect to the Offer should be directed to the Depositary at (800) 331-1710.

                                         Very truly yours,

                                         Alliance World Dollar Government
                                          Fund, Inc.


 NOTHING CONTAINED HEREIN SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER (INCLUDING, WITHOUT LIMITATION, THESE QUESTIONS AND ANSWERS) OTHER THAN AS SPECIFICALLY AUTHORIZED BY THE FUND.

                NOT FOR DISTRIBUTION TO STOCKHOLDERS OR OTHERS
          FOR USE ONLY BY ELIGIBLE INSTITUTIONS AND BY THE DEPOSITARY


 1.Q.   What is the tender offer?

  A. Alliance World Dollar Government Fund, Inc. (the "Fund") has commenced an offer to purchase 1,297,906 of its shares of common stock for cash at a price per share equal to the per share net asset value as of the close of the regular trading session of the New York Stock Exchange on January 8, 1998, unless extended, upon specified terms and subject to conditions as set forth in the tender offer documents.

 2.Q.   When does the tender offer expire?

  A. The tender offer is to expire at 12:00 Midnight Eastern Time on January 8, 1998, unless extended by the Fund.

 3.Q.   Why is the Fund making this tender offer?

  A. The tender offer is being made to fulfill an undertaking made by the Fund in connection with the initial public offering of shares of the Fund's common stock in 1992.

 4.Q.   How do I tender my shares?

  A. If your shares are registered in your name, you should obtain a package of the tender offer materials, including the Offer to Purchase dated December 10, 1997 and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by BankBoston, N.A., the Depositary, in proper form before 12:00 Midnight Eastern Time on January 8, 1998, unless the tender offer is extended by the Fund. However, if your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary.

 5.Q.   Is there any cost to me to tender?

  A. There is a $25.00 processing fee (the "Processing Fee") per tendering stockholder. Your tender will not be a proper one if a check payable to BankBoston, N.A. for this fee does not accompany the documents submitted to BankBoston, N.A. The Processing Fee will be refunded only if no shares tendered are purchased pursuant to the offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you additional fees according to its individual policies.

 6.Q. Is the Fund required to complete the tender and purchase all shares tendered?

  A. Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to accept for payment, purchase or pay for any shares tendered as described in Section 3 of the Offer to Purchase.

 7.Q.   Will this be my last opportunity to tender shares to the Fund?

  A. Under the terms of the Fund's original undertaking, the Fund is required to commence another tender offer in the first quarter of 1998 if the Fund does not purchase shares pursuant to the current offer under the unusual circumstances referred to in the answer to Question
      6. Pursuant to the undertaking, the Fund is under certain circumstances also required to commence a tender offer in 2002, and the Board of Directors of the Fund may, but is not required to, conduct other tender offers. See Section 2 of the Offer to Purchase for details.

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

                NOT FOR DISTRIBUTION TO STOCKHOLDERS OR OTHERS
          FOR USE ONLY BY ELIGIBLE INSTITUTIONS AND BY THE DEPOSITARY


 8.Q.   How can I obtain copies of the tender offer documents?

  A. Copies of the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal, may be obtained from your broker or bank (if your broker or bank holds your shares in its nominee (or "street name") or from Corporate Investor Communications, Inc., the Distribution Agent, by calling (800) 346-7885.

 9.Q.   Should I tender my shares?

  A. Neither the Fund nor its Board of Directors nor Alliance Capital Management L.P. (the investment adviser to the Fund) is making any recommendation as to whether stockholders should tender or refrain from tendering shares, and no one has been authorized to make any such recommendation on their behalf. You should read the tender offer materials thoroughly, and you may wish to consult your investment and tax advisors.

10.Q.   What price will I get for the shares that are tendered?

  A. If shares are purchased by the Fund, you will receive the net asset value per share as of the close of the regular trading session of the New York Stock Exchange on the expiration date of the tender offer. The expiration date is January 8, 1998, unless the offer is extended.

11.Q.   What is the net asset value per share now?

  A. On December 5, 1997, the net asset value per share was $17.29. During the pendency of the offer, current net asset value quotations can be obtained from BankBoston, N.A. by calling (800) 331-1710 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

12.Q. Will the net asset value be higher or lower on the date that the price to be paid for tendered shares is to be determined?

  A.  No one can accurately predict the net asset value at a future date.

13.Q. Will the Fund pay interest on the purchase price of the tendered shares?

  A.  No.

14.Q.   When will the tender offer expire?

  A. The tender offer will expire at 12:00 Midnight Eastern Time on January 8, 1998, unless it is extended. The Fund may extend the period of time the offer is open by making a public announcement.

15.Q.   May I withdraw my shares after I have tendered them?

  A. Yes, you may withdraw your shares at any time prior to 5:00 P.M. Eastern Time on January 12, 1998 (or, if the offer is extended, prior to 5:00 P.M. Eastern Time on the second day on which the NYSE is open for trading after the new expiration date).

16.Q.   Is there any reason shares tendered would not be accepted?

  A. The Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if all shares actually and constructively (as determined under the Internal Revenue Code) are not tendered and if the tender does not include the Processing Fee, original signature(s) or the original of any required signature guarantee(s). Also, the Fund may determine not to purchase any shares under the circumstances referred to in Section 3 of the Offer to Purchase.

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

                NOT FOR DISTRIBUTION TO STOCKHOLDERS OR OTHERS
          FOR USE ONLY BY ELIGIBLE INSTITUTIONS AND BY THE DEPOSITARY


17.Q. If shares I tender are accepted by the Fund, when will payment be made?

  A. It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made between January 13, 1998 and January 16, 1998.

18.Q. What if more than 1,297,906 shares are tendered (and not timely withdrawn)?

  A. In that event, the Fund will purchase duly tendered shares from tendering Stockholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any shares.

19.Q. If all of the shares I tender are not purchased by the Fund, for any reason, how will I get those shares back?

  A. These shares will be returned to you or your broker, dealer, commercial bank, trust company or other nominee promptly after the expiration date, subject to any extension thereof, in accordance with the instructions in the Letter of Transmittal.

20.Q. Can the tender offer materials be sent to me by overnight delivery service?

  A. The Depositary can send the tender offer materials to you by overnight delivery service if you arrange in advance to pay the delivery charges. If your shares are held in nominee (e.g., in "street name"), you should contact your broker, dealer, commercial bank, trust company or other nominee for a copy of the tender offer documents.

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